EXHIBIT 99.1

NewsRelease

TC PipeLines, LP to Present at
Wells Fargo Pipeline and MLP Symposium

HOUSTON, Texas – November 27, 2012 – TC PipeLines, LP (NYSE: TCP) (the Partnership) will present at the Wells Fargo Securities 11th Annual Pipeline, MLP and Energy Symposium on Tuesday, December 4, 2012 in New York, NY starting at 4:05 pm (EST). Stuart Kampel, vice-president and general manager of the general partner, will present an overview of the Partnership and its business outlook.

A link to the webcast and a copy of the presentation will be available at the Partnership’s Investor Center at www.tcpipelineslp.com.

TC PipeLines, LP (NYSE: TCP) has interests in over 5,550 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as a 25 per cent ownership interest in each of Gas Transmission Northwest LLC and Bison Pipeline LLC. TC PipeLines, LP also has 100 per cent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its General Partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation (NYSE: TRP). TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Grady Semmens/Shawn Howard	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Lee Evans/Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com